Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Leigh Parrish
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER

FISCAL 2015 FINANCIAL RESULTS

~ Second Quarter Sales Up 8% to a Record $221.3 Million ~

~ Second Quarter Net Income Up 20% to a Record $16.3 Million ~

~ Second Quarter EPS Increases 19% to a Record $.50 versus $.42 for the Same Period Last Year ~

~ Announces Acquisition of 9 Stores in Georgia representing $11 Million of Annualized Sales~

ROCHESTER, N.Y. – October 23, 2014 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 27, 2014.

Second Quarter Results

Sales for the second quarter of fiscal 2015 increased 7.8% to a record $221.3 million as compared to $205.3 million for the second quarter of fiscal 2014. The total sales increase for the second quarter of $16 million was due to an increase in sales from new stores of $18.9 million, including sales from recently acquired stores of $16.5 million, offset by a comparable store sales decrease of 2%. Comparable store sales increased approximately 5% for alignments and 4% for brakes, while comparable store sales were flat for front end/shocks and decreased approximately 2% for maintenance services, 4% for tires, and 6% for exhaust.

Gross margin increased to 40.4% in the second quarter from 39.8% in the prior year, largely due to the benefit of lower material costs, partially offset by higher distribution and occupancy costs. Total operating expenses were $60.5 million, or 27.4% of sales, as compared with $57.8 million, or 28.2% of sales, for the same period of the prior year. The decrease in operating expenses as a percentage of sales reflects leverage on higher sales and the Company’s diligent cost control in the face of a difficult sales environment.

Operating income for the quarter increased 21% to $28.9 million from $23.9 million in the second quarter of fiscal 2014. Interest expense was $2.8 million as compared to $2.0 million in the second quarter of fiscal 2014.

Net income for the second quarter increased 19.6% to a record $16.3 million from $13.6 million in the prior year period. Diluted earnings per share for the quarter increased 19.0% to $.50, within the Company’s estimated range of $.50 to $.52. This compares to diluted earnings per share of $.42 in the second quarter of fiscal 2014. Net income for the second quarter reflects an effective tax rate of 38.1%, in line with the prior year period.

The Company added 42 locations during the quarter, including 35 acquired stores and seven greenfield locations, while closing five stores, ending the quarter with 1,003 stores.

John Van Heel, President and Chief Executive Officer stated, “We were able to expand operating margin by 140 basis points and increase net income by 20% as a result of significant contributions from our recent acquisitions, higher gross margins, and disciplined cost control. Despite a difficult macro-economic environment, consumers continued to turn to Monro as a trusted service provider to perform basic maintenance on their vehicles, as demonstrated by increases in key service categories this quarter, including brakes and alignments, which continued the positive trend we saw in the first quarter. For the first half of fiscal 2015, while overall traffic was up approximately 1% and comparable tire units were flat, comparable tire sales decreased 4% as consumers remained cautious and continued to trade down on higher ticket purchases. Looking forward, we expect this choppy market to continue in the short term, but remain focused on driving top-line growth and leverage through acquisitions while aggressively managing costs in order to continue to deliver strong earnings growth.”

Acquisitions Update

Monro Muffler Brake also announced today the acquisition of nine stores in the Atlanta, Georgia area, a new state for Monro, further filling in the Company’s geographic footprint in key markets. This acquisition was completed in fiscal October 2014. Additionally, in August 2014, the Company completed the previously announced acquisition of 35 The Tire Choice locations in Florida, located in major west coast and east coast Florida markets. These acquisitions provide a solid foundation for continued store growth in these large markets. On a combined basis, the Company’s acquisitions completed to date in fiscal 2015 add 63 locations, with total annualized sales of approximately $75 million, representing approximately 9% annualized sales growth with an approximate sales mix of 60% service and 40% tires.

Company Outlook

The Company’s guidance is based on current visibility, business and economic trends, and the recently completed acquisitions. The Company now anticipates fiscal 2015 comparable store sales to be approximately flat versus the prior range of an increase of 1% to 3%. As a result primarily of the weaker sales guidance, the Company is also revising its estimated fiscal 2015 diluted earnings per share to be in the range of $1.85 to $1.95, versus its prior range of $1.95 to $2.08. This compares to diluted earnings per share of $1.67 in fiscal 2014. Compared to fiscal 2014, the revised guidance range represents an earnings per share increase of 11% to 17%, respectively, at the low and high end of the range. The estimate is based on 32.8 million weighted diluted average shares outstanding. The Company now expects its total sales for the year to be in the range of $900 to $910 million.

For the third quarter of fiscal 2015, the Company anticipates comparable store sales to be in the range of a decrease of 2% to flat versus the prior year. The Company expects diluted earnings per share for the third quarter to be between $.47 and $.52, as compared to $.47 for the third quarter of fiscal 2014, which represented a 34% increase over the third quarter of fiscal 2013. Last year’s third quarter diluted earnings per share included a benefit of $.03 resulting from favorable lease purchase accounting and tax adjustments. The Company’s guidance for the third quarter reflects current month-to-date comparable store sales trends, incremental warehousing and logistics costs related to the increase in the Company’s tire inventory in advance of potential tariffs on imported tires, and slight dilution from acquisitions completed in fiscal 2015.

Mr. Van Heel continued, “Trends to date in the third quarter have remained challenging, with month-to-date comparable store sales down approximately 1.5%. While we are cautious in our outlook regarding near term sales trends, we believe that there is potential for upside in our comparable store sales trends in the second half of the fiscal year as more consumers look to address their tire and service needs following last year’s harsh winter and an extended deferral cycle. Additionally, as a result of recent pricing increases, we anticipate that the price and mix impact on tire sales, which has pressured overall comparable store sales by approximately 1.5% in the first half of the fiscal year, will turn positive in the fourth quarter.”

Mr. Van Heel concluded, “Our long-term view of the industry and our business remains positive. We continue to leverage our competitive advantages, including our strong balance sheet and low borrowing costs, to accelerate acquisitions in light of the difficult operating environment, lock in lower product costs by purchasing ahead of a potential tariff on imported tires and leverage our scale to negotiate favorable pricing with our vendors. Our full year expectations of double-digit earnings growth and operating margin improvement of 100 to 150 basis points (excluding current year acquisitions), based on flat comparable store sales, reflects the benefits of our recent actions and flexibility of our unique business model. We remain confident in our ability to drive strong earnings growth and deliver shareholder value in all types of economic and operating environments.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 23, 2014 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-427-9376 and using the required pass code 9793921. A replay will be available approximately one hour after the recording through Thursday, November 6, 2014 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 6, 2014.

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Towery’s Tire and Auto Care and The Tire Choice. The Company currently operates 1,010 stores in 25 states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2014.

###

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2014	2013	% Change
Sales	$221,299	$205,321	7.8%
Cost of sales, including distribution and occupancy costs	131,827	123,573	6.7%

Gross profit	89,472	81,748	9.4%
Operating, selling, general and administrative expenses	60,545	57,837	4.7%

Operating income	28,927	23,911	21.0%
Interest expense, net	2,772	2,048	35.3%
Other income, net	(227)	(179)	26.7%

Income before provision for income taxes	26,382	22,042	19.7%
Provision for income taxes	10,052	8,392	19.8%

Net income	$16,330	$13,650	19.6%

Diluted earnings per share:	$.50	$.42	19.0%

Weighted average number of diluted shares outstanding	32,778	32,553
Number of stores open (at end of quarter)	1,003	940

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2014	2013	% Change
Sales	$438,806	$411,492	6.6%
Cost of sales, including distribution and occupancy costs	259,311	250,866	3.4%

Gross profit	179,495	160,626	11.7%
Operating, selling, general and administrative expenses	121,158	113,607	6.6%

Operating income	58,337	47,019	24.1%
Interest expense, net	4,908	3,858	27.2%
Other income, net	(305)	(231)	32.5%

Income before provision for income taxes	53,734	43,392	23.8%
Provision for income taxes	20,472	16,171	26.6%

Net income	$33,262	$27,221	22.2%

Diluted earnings per share	$1.01	$.84	20.2%

Weighted average number of diluted shares outstanding	32,783	32,523

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 27,	March 29,
	2014	2014
Current Assets
Cash	$7,763	$1,205
Inventories	142,775	124,920
Other current assets	47,277	41,991

Total current assets	197,815	168,116
Property, plant and equipment, net	310,648	281,883
Other non-current assets	395,628	309,957

Total assets	$904,091	$759,956

Liabilities and Shareholders’ Equity
Current liabilities	$158,407	$136,741
Capital leases and financing obligations	128,283	81,199
Other long-term debt	151,017	105,841
Other long-term liabilities	21,046	20,191

Total liabilities	458,753	343,972
Total shareholders’ equity	445,338	415,984

Total liabilities and shareholders’ equity	$904,091	$759,956